                                                                      Exhibit 12


                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                         (In millions except ratio data)


                             Three Months
                                Ended                     Years Ended December 31
                               March 31     ----------------------------------------------------
                                 2000         1999       1998       1997       1996       1995
                             ------------   --------   --------   --------   --------   --------

Income Before Taxes            $2,194.0     $8,619.5   $8,133.1   $6,462.3   $5,540.8   $4,797.2

Add:
 One-third of rents                16.4         66.7       56.0       47.0       41.0       28.1
 Interest expense, net             89.3        236.4      150.6       98.2      103.2       60.3
 Preferred stock dividends         32.1        120.7       62.1       49.6       70.0        2.1
                               --------     --------   --------   --------   --------   --------
  Earnings                     $2,331.8     $9,043.3   $8,401.8   $6,657.1   $5,755.0   $4,887.7
                               ========     ========   ========   ========   ========   ========

One-third of rents             $   16.4     $   66.7   $   56.0   $   47.0   $   41.0   $   28.1
Interest expense                  117.3        316.9      205.6      129.5      138.6       98.7
Preferred stock dividends          32.1        120.7       62.1       49.6       70.0        2.1
                               --------     --------   --------   --------   --------   --------
  Fixed Charges                $  165.8     $  504.3   $  323.7   $  226.1   $  249.6   $  128.9
                               ========     ========   ========   ========   ========   ========

Ratio of Earnings
 to Fixed Charges                    14           18         26         29         23         38
                               ========     ========   ========   ========   ========   ========


For purposes of computing these ratios, "earnings" consist of income before taxes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.